IOWA FIRST BANCSHARES CORP.




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 21,2005




To the shareholders:

The annual meeting of the shareholders of Iowa First Bancshares Corp. will be held on Thursday, April 21, 2005, at 2:00 p.m. at 300 East Second Street, Muscatine, Iowa, for the following purposes:

1.   to elect four members of the board of directors;

2. to ratify the appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for the fiscal year ending December 31,2005; and

3. to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on March 11,2005, the record date for the annual meeting, will be entitled to vote at the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

By order of the board of directors.


                                          /s/ D. Scott Ingstad
                                          --------------------------------------
                                          D. Scott Ingstad Chairman of the Board
                                          President and CEO


Muscatine, Iowa
March 18, 2005


PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

                           IOWA FIRST BANCSHARES CORP.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 21, 2005




Iowa First Bancshares Corp. (Iowa First), an Iowa corporation with its principal executive offices located in Muscatine, Iowa, is the holding company for the First National Bank of Muscatine, headquartered in Muscatine, Iowa and the First National Bank in Fairfield, headquartered in Fairfield, Iowa.

This proxy statement is being furnished to shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting to be held at our corporate headquarters at 300 East Second Street, Muscatine, Iowa 52761 on Thursday, April 21, 2005 at 2:00 p.m., or at any adjournments or postponements of the meeting. Our annual report to shareholders, including the consolidated financial statements for the fiscal year ended December 31, 2004 and a copy of our 2004 Form 10-K that we filed with the Securities and Exchange Commission, accompanies this proxy statement, which is first being mailed to shareholders on or about March 18, 2005.

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 11,2005, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the annual meeting. It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card or vote by telephone, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card or vote by telephone in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card or voted by telephone and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of four directors of Iowa First for a term expiring in 2008 and the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for the 2005 fiscal year. These matters are more fully described in this proxy statement.

How do I vote?

If you are a record holder of shares, you may vote by telephone, mail or in person at the meeting. If you are a beneficial owner and a broker or other fiduciary is the record holder (or in what is usually referred to as "street name"), then you received this proxy statement from the record holder. The broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

Toll-free telephone. You may vote by telephone by calling the toll-free number included on the proxy card and following the instructions given to you over the telephone. Votes made by telephone must be received by 11 :59 p.m. on April 20, 2005.

Mail. You may also complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted "for" all four nominees named in this proxy statement and "for" the ratification of our auditors.

At the meeting. If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker, you will need to arrange to obtain a proxy from your broker in order to vote in person at the meeting. Even if you plan to attend the annual meeting, you should complete and return your proxy card in advance of the annual meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of independent auditors, but cannot vote on non-routine matters, such as an amendment to the articles of incorporation or the adoption of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to shareholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting on those matters. While the matters to be voted upon at the 2005 annual meeting should be within the brokers' discretion to vote, whether or not you give your broker direction, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

o signing another proxy card with a later date and returning that proxy card to our transfer agent at:

        UMB Bank, NA
        928 Grand Boulevard
        P.O. Box 410064
        Kansas City, Missouri 64141-0064;

o    timely submitting another proxy via the telephone;

o    sending notice to us that you are revoking your proxy; or

o    voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the shareholder either:

o    is present and votes in person at the meeting; or

o has properly submitted a signed proxy card or other form of proxy or submitted his or her vote over the telephone.

On March 11, 2005, the record date, there were 1,382,669 shares of common stock issued and outstanding. Therefore, at least 691 ,335 shares need to be present at the annual meeting.

What happens if a nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote "for" or "withhold authority to vote for" each nominee for director. You may vote "for," "against" or "abstain" on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

The four individuals receiving the highest number of votes cast "for" their election will be elected as directors of Iowa First.

The ratification of our auditors and all other matters must receive the affirmative vote of a majority of the shares outstanding and entitled to vote. Broker nonvotes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

Where do I find the voting results of the meeting?

We will announce voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ended March 31, 2005.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Iowa First or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 11, 2005, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this proxy statement, and by all directors and executive officers of Iowa First as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of February 11, 2005. Unless otherwise noted, each person has sole voting and investment power over the shares reported.

Name of Individual or                   Amount and Nature of            Percent
Number of Individuals in Group          Beneficial Ownership            of Class
--------------------------------------------------------------------------------

5% Shareholders
---------------

George A. Shepley                            117,596 (1)                   8.51%
401 Hogan Court
Muscatine, Iowa  52761

Iowa First Bancshares Corp.                   97,562 (2)                   7.06%
  Employee Stock Ownership
  Plan (with 401(k) provisions)
("KSOP")
Muscatine, Iowa  52761

Directors and Nominees
----------------------

Kim K. Bartling                               23,316 (3)                   1.69%
Roy J. Carver, Jr.                            17,400                       1.26%
Stephen R. Cracker                            12,708 (4)                       *
Larry L. Emmert                               25,766                       1.86%
Craig R. Foss                                  3,360                           *
Donald R. Heckman                             26,060                       1.88%
David R. Housley                               5,710                           *
D. Scott Ingstad                              17,145 (5)                   1.24%
Dr. Victor G. McAvoy                           7,500                           *
John "Jay" S. McKee                            1,886                           *
Richard L. Shepley                            18,219 (6)                   1.32%
Beverly J. White                              15,808                       1.14%

Other Named Executive Officer
-----------------------------

Tim M. Nelson                                  6,726 (7)                       *

All directors and executive officers
  as a group
(13 persons)                                 181,604                      13.13%

* Indicates that the individual or entity owns less than one percent of Iowa First's common stock.

(1)  As  reported  by  Iowa  First's   stock   transfer   agent  and  review  of
     non-objecting shareholders reports.

(2) This plan holds shares of our common stock pursuant to the terms of the plan's governing document. The Retirement Plan Committee, the administrators of the KSOP, has the power to dispose of shares in accordance with the terms of the plan and votes any shares held by the plan, except in the case of adoption of motions regarding changes in voting rights, removal of directors, amendments to the articles of incorporation, and approval of mergers, consolidations, or partial liquidations. In these instances, shares allocated to participants' accounts are voted by the respective participants. The amount of beneficial ownership shown for the plan includes those shares allocated to accounts of executive officers of Iowa First, which are also reflected in the individual's respective beneficial ownership as listed in the table.

(3) Includes 5,406 shares held through the KSOP, pursuant to which Mr. Bartling has shared voting and investment power.

(4) Includes 4,808 shares held through the KSOP, pursuant to which Mr. Cracker has shared voting and investment power.

(5) Includes 7,545 shares held through the KSOP, pursuant to which Mr. Ingstad has shared voting and investment power.

(6) The amount shown for Richard L. Shepley includes 11,319 shares of common stock which are owned by trusts over which Mr. Shepley shares voting and investment power. Mr. Shepley disclaims beneficial ownership of such shares.

(7) Includes 5,426 shares held through the KSOP, pursuant to which Mr. Nelson has shared voting and investment power.

                              ELECTION OF DIRECTORS

Shareholders will be entitled to elect four directors for a term expiring in 2008 at the annual meeting. Our board is divided into three classes of directors having staggered terms of three years. We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees is unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of Iowa First's other directors, whose terms of office will continue after the meeting, including the age, the year first elected as a director and the other positions held by the person at Iowa First and at our subsidiaries, First National Bank of Muscatine and First National Bank in Fairfield. The nominees, if elected at the annual meeting, will serve as directors for a three-year term expiring in 2008, except as noted below. We recommend that shareholders vote "FOR" each of the nominees for director. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" the election of the nominees.

                                    NOMINEES

                                                Positions with Iowa First, First National Bank of
Name (Age)                  Director Since       Muscatine and First National Bank in Fairfield
---------------------------------------------------------------------------------------------------------
Term Expires 2008
-----------------

Craig R. Foss (age 55)          1994            Director of Iowa First; Director and Chairman of the
                                                Board of First National/Fairfield

Donald R. Heckman (age 66)      1984            Director of Iowa First and First National/Muscatine

D. Scott Ingstad (age 54)       1990            Chairman of the Board
                                                President and Chief Executive Officer of Iowa
                                                First and First National/Muscatine

Beverly J. White (age 65)       1988            Director of Iowa First and First National/Muscatine



                              CONTINUING DIRECTORS
Term Expires 2006
-----------------

Kim K. Bartling (age 47)        1994            Director of Iowa First, First National/Muscatine and
                                                First National/Fairfield; Executive Vice President,
                                                Chief Operating Officer and Treasurer of Iowa First;
                                                Executive Vice President and Chief Financial Officer
                                                of First National/Muscatine

Larry L. Emmert (age 63)        1993            Director of Iowa First and First National/Muscatine

David R. Housley (age 53)       1999            Director of Iowa First and First National/Muscatine

Richard L. Shepley (age 59)     2003            Director of Iowa First and First National/Muscatine

Term Expires 2007
-----------------

Roy J. Carver, Jr. (age 61)     1989            Director of Iowa First

Stephen R. Cracker (age 59)     2002            Director of Iowa First and First National/Fairfield;
                                                President and Chief Executive Officer of
                                                First National/Fairfield

Dr. Victor G. McAvoy (age 61)   1994            Director of Iowa First and First National/Muscatine

John "Jay" S. McKee (age 51)    1999            Director of Iowa First and First National/Muscatine

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

The business experience of each of the nominees and continuing directors for the past five years is as follows:

Kim K. Bartling. Mr. Bartling has been Executive Vice President, Chief Operating Officer and Treasurer of Iowa First since December 1996. He has served as Executive Vice President and Chief Financial Officer of First National Bank of Muscatine since February 1997. Mr. Bartling served as Senior Vice President, Chief Financial Officer and Treasurer of Iowa First and First National Bank of Muscatine beginning in 1988. Prior to serving in these positions, he served as Vice President/Finance of Iowa First and First National Bank of Muscatine since 1987.

Roy J. Carver, Jr. Mr. Carver has been Chairman of Carver Pump Company, a manufacturer of industrial pumps used in military and civilian applications, since 1981. Mr. Carver is also a director of Bandag, Incorporated, which is subject to the reporting requirements of the Securities and Exchange Commission. Mr. Carver is also President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine and Davenport, Iowa. He also is owner of several other private businesses involved in manufacturing, retailing and real estate development.

Stephen R. Cracker. Mr. Cracker has served as President and Chief Executive Officer of First National Bank in Fairfield since January 1, 2002, prior to which he served as Executive Vice President and Chief Operating Officer from 1985 through 2001.

Larry L. Emmert. Mr. Emmert has been President of Hoffmann, Inc., a general building contractor located in Muscatine since 1981.

Craig R. Foss. Mr. Foss has been President and a shareholder of the law firm of Foss, Kuiken, Gookin & Cochran, P.C., Fairfield since 1979.

Donald R. Heckman. Mr. Heckman is a private investor. Prior to his retirement in 1995, Mr. Heckman had been Factory Manager of the H. J. Heinz Co. plant located in Muscatine since 1973. This plant produced and warehoused various consumer products including ketchup, gravy and various sauces.

David R. Housley. Mr. Housley has served over nineteen years as President of Doran and Ward Printing Co., a commercial printing company specializing in the printing of packaging products. Mr. Housley has served since 2001 as President of Simpson Security Papers, Inc., a manufacturer and wholesaler of safety/security paper used primarily by printing companies for documents, checks, certificates, licenses, etc. He was President of Master Muffler and Brake, Inc. for more than fifteen years through December 2001, and of Automart Undercar Distributors for approximately five years ending in January 2002. These companies are retail and wholesale suppliers of mufflers and various other replacement parts for the underside of automobiles.

D. Scott Ingstad. Mr. Ingstad has held the positions of President, since December 1996, and Chief Executive Officer since January 2001, of Iowa First. Mr. Ingstad also has served since April 2003 as Iowa First's Chairman of the Board. He served as Vice Chairman of Iowa First from October 1999 to April 2003. Additionally, he has served as First National Bank of Muscatine's Chairman of the Board since April 2003, Vice Chairman of the Board October 1999 to April 2003, and director, President and Chief Executive Officer since 1990.

Victor G. McAvoy. Dr. McAvoy is President of Muscatine Community College and Vice-Chancellor of the Eastern Iowa Community College District, and has served in each position since 1986.

John "Jay" S. McKee. Mr. McKee has served as Vice President of Finance of McKee Button Company, a manufacturer of buttons emphasizing the men's dress shirt market, since 1982.

Richard L. Shepley. Mr. Shepley has been an independent bank consultant since 2000. From 1997 until 2000, Mr. Shepley was Chief Investment Officer for Marshall Ventures, LLC, a private equity fund specializing in financial services. From 1990 until 1997, Mr. Shepley held various executive management and board of directors positions with several companies in the commercial banking, merchant banking, specialty finance and mortgage banking businesses. For the period 1969 until 1990, he worked at First Bank System, Inc., Minneapolis, Minnesota, (now U.S. Bancorp, Inc.) where he attained the position of Chief Credit Officer and served on the boards of The First National Bank of Saint Paul and First National Bank of Minneapolis. He currently serves on the board of directors of Franklin National Bank, Minneapolis, Minnesota, First Eldorado Bancshares, Inc., Eldorado, Illinois, American Bank, Grand Rapids, Minnesota, and The Lake Bank N.A., Two Harbors, Minnesota

Beverly J. White. Ms. White has served as Vice President and director of BJWJ, LLC since 2002, as well as QFC2 since 2001. These two organizations are real estate investment and holding companies. Ms. White served as a director from 1993 to 2002, and Vice President from 1996 to 2002, of Quality Foundry Co. Quality Foundry Co. was a landlord to a business operating a grey iron foundry specializing in semi-steel castings.

                 CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

There are currently twelve directors serving on our board of directors. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Iowa First, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which are held on a monthly basis, and through committee membership, which is discussed below. Our directors also discuss business and other matters with D. Scott Ingstad, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel and auditors).

All of our current directors are "independent" as defined by the Nasdaq Stock Market, Inc. with the exception of Messrs. Ingstad, Bartling and Cracker, who are not "independent" as a result of serving as executive officers of Iowa First. Additionally, Mr. Shepley is not currently considered independent as his father was Iowa First's Chairman of the Board until April 2003. We anticipate that Mr. Shepley could be considered independent in 2006, assuming that he is not a party to any other material relationships with Iowa First, besides his membership on the board, prior to that time. Although we are not subject to the Nasdaq rules, we believe that the principles set forth by Nasdaq's corporate governance reforms are important and we have voluntarily complied with many of them, including Nasdaq's definition of independence.

The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Human Resource and Compensation Committee, among other committees. The current charters of each of these committees are available on our website at www.fnbmusc.com. Also posted on the web site is a general description regarding our company, many of our corporate polices, and links to our filings with the Securities and Exchange Commission.

Our board of directors held 12 meetings during 2004. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year's annual meeting was attended by all twelve incumbent directors.

Audit Committee

In 2004, the Audit Committee was comprised of Mr. Heckman, Mr. McKee and Ms. White, each of whom is expected to serve on the committee through 2005. Each of the members is considered "independent" according to the Nasdaq listing requirements and the regulations of the Securities and Exchange Commission. The board of directors has determined, in its business judgment, that Mr. Heckman qualifies as an "audit committee financial expert" under the regulations of the Securities and Exchange Commission. The board based this decision primarily on Mr. Heckman's work experience. The board determined that all of the members are financially literate and are otherwise qualified to serve on the Audit Committee.

The functions performed by the Audit Committee include, among other things, the following:

o    overseeing our accounting and financial reporting;

o    selecting, appointing and overseeing our independent auditors;

o reviewing actions by management on recommendations of the independent auditors and internal auditors;

o meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures; and

o    reviewing periodic filings with regulatory agencies.

To promote independence of the audit function, the committee consults separately and jointly with the independent auditors, the internal auditors and management. The Audit Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. Our current charter is available on our website at www.fnbmusc. com. In 2004, the committee met eight times.

Human Resource and Compensation Committee

During 2004, the Human Resource and Compensation Committee was comprised of Ms. White (Chairperson), Messrs. Emmert, Housley and McAvoy, each of whom is expected to serve on the committee through 2005. Each of the members is considered "independent" according to the Nasdaq listing requirements. The purpose of the committee is to determine the salary and bonus to be paid to Mr. Ingstad, our Chief Executive Officer, and to approve the salaries and bonuses for our other executive officers. The committee's responsibilities and functions are further described in its charter which is available on our website at www.fnbmusc.com 2004, the committee met one time.

The Retirement Plan Committee, comprised of the same members as the Human Resources and Compensation Committee, but chaired by Mr. McAvoy, administers the KSOP.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee in 2004 were Mr. Heckman (Chairman), Mr. Emmert and Ms. White, each of whom was considered "independent" according to the Nasdaq listing requirements. Effective January 1, 2005 the Nominating and Corporate Governance Committee was comprised of Mr. Emmert (Chairman), Mr. McAvoy and Mr. Housley, each of whom are also considered "independent" according to the Nasdaq listing requirements. The Nominating and Corporate Governance Committee is responsible for recommending to the full board of directors nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the board and the criteria for selecting nominees to the board. The committee also recommends to the full board of directors the chairmanship and composition of all board committees. Additionally, the committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee's responsibilities and functions are further described in its charter, which is available on our website at www.fnbmusc.com. The committee met two times in 2004 and once in January 2005.

Director Nominations and Qualifications

For the 2005 annual meeting of shareholders, the Nominating and Corporate Governance Committee nominated for re-election to the board the four incumbent directors whose terms are set to expire in 2005. These nominations were approved and ratified by the full board of directors. We did not receive any shareholder nominations for director for the 2005 annual meeting.

The Nominating Committee evaluates all potential nominees for election, including incumbent directors, potential board nominees and those shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics for employees and directors. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq rules (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates.

Director Fees

In 2004, each non-employee director received an annual retainer of $5,750, plus $150 for each committee meeting attended. During 2004, each director of Iowa First served as a director and member of committees for subsidiary boards and committees, with the exception of Mr. Carver who served only as a director of Iowa First. The annual retainer fee paid to each non-employee subsidiary director was $4,500, plus $100 to $250 for attendance at each committee meeting. Executive officers who also serve on the board of directors do not receive retainers or committee fees. In 2004, we paid Mr. Shepley an additional $1,800 to cover travel expenses in recognition of the distance he must travel to attend board and committee meetings. We expect that these fees will be comparable in 2005.

We offer the option to the directors to defer receipt of a portion of the cash that would have been paid as directors' fees. We invest the deferred fees and the director is an unsecured general creditor of Iowa First or its subsidiary bank(s). At the time the deferral election is made, the director specifies the amount of the fees to be deferred and the duration of the deferral. The deferred fees are credited with interest computed at an annual rate equal to the taxable equivalent rate (determined using Iowa First's highest marginal tax bracket) of the highest yielding investment purchased by Iowa First related to the deferred fee agreements.

Shareholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Shareholders may contact Iowa First's board of directors by contacting Ms. Patricia R. Thirtyacre, our Corporate Secretary, at Iowa First Bancshares Corp., 300 East Second Street, Muscatine, Iowa 52761 or (563) 263-4221. All comments will be forwarded directly to the Chairman of the Board.

Nominations of Directors. In accordance with our bylaws, a shareholder may nominate a director for election to the board at an annual meeting of shareholders by delivering written notice of the nomination to our headquarters at least 120 days prior to the date the previous year's proxy statement was mailed to shareholders. Nominations must include the full name, age, business address and resident address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

Other Shareholder Proposals. For all other shareholder proposals, to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2006, shareholder proposals must be received by our Corporate Secretary, at the above address, no later than November 18, 2005, and must otherwise comply with our bylaws.

                                 CODE OF ETHICS

We have adopted a Code of Ethical Conduct for Principal Officers and Financial Managers. The board of directors believes these executives must set an exemplary standard of conduct for the employees, particularly in the areas of accounting, internal accounting control, auditing and finance. The full text of the Code of Ethical Conduct for Principal Officers and Financial Managers is on our website at www.fnbmusc.com, We have also adopted a Code of Business Conduct and Ethics for employees and directors. That code provides guidance to the board, management and employees in areas of ethical business conduct and risk and assists them in recognizing and dealing with ethical issues including conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection of corporate assets, compliance with rules and regulations, and reporting of unethical behavior. The full text of the Code of Business Conduct and Ethics is also on our website at www.fnbmusc.com. These codes of conduct serve to inform and reinforce to all employees our strong commitment, as a corporate family, to high ethical standards and compliance with the law. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the codes with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

                             EXECUTIVE COMPENSATION

The following table shows the compensation earned for the last three fiscal years by the Chief Executive Officer and our other most highly paid executive officers whose 2004 compensation exceeded $100,000:

                                                                  Annual Compensation
                                                              ----------------------------
              (a)                                (b)            (c)                 (d)                (i)
                                                                                                       All
                                                                                                      Other
            Name and                                                                               Compensation
       Principal Position                       Year          Salary($)            Bonus($)           ($)(1)
 --------------------------------------------------------------------------------------------------------------
   D. Scott Ingstad                              2004          $181,000            $19,007           $33,949
   Chairman, President and Chief                 2003           179,100            120,313            36,681
   Executive Officer of Iowa First               2002           175,000             23,406            29,868
 --------------------------------------------------------------------------------------------------------------
   Kim K. Bartling                               2004          $142,000            $15,265           $25,090
   Executive Vice President, Chief               2003           140,595              9,139            26,015
   Operating Officer and Treasurer of            2002           136,500             18,428            22,490
   Iowa First
 --------------------------------------------------------------------------------------------------------------
   Stephen R. Cracker                            2004          $104,000             $5,980           $14,320
   President and Chief Executive                 2003           104,000                ---            13,983
   Officer of First National Bank in             2002           100,000              5,000            13,698
   Fairfield
 --------------------------------------------------------------------------------------------------------------
   Tim M. Nelson                                 2004          $117,800            $12,960           $18,599
   Executive Vice President                      2003           113,467              9,645            17,097
   and Senior Loan Officer of First              2002           109,333             13,940            14,033
   National Bank of Muscatine
 --------------------------------------------------------------------------------------------------------------

(1) The amounts set forth in column (i) include contributions to the employee stock ownership plan with 401 (k) provisions. Also included is matching contributions under our deferred compensation plan. Additionally, included for 2004, is interest earnings in excess of 120% of the long-term federal rate at the beginning of the plan year under our deferred compensation plan. For 2003 and 2002, included is the total amount of interest earnings under our deferred compensation plan. The following table shows the contributions and interest earnings under these plans for each of our executive officers:

              Employee Stock Ownership Plan with 401 (k) Provisions

           Mr. Ingstad     Mr. Bartling       Mr. Cracker          Mr. Nelson
--------------------------------------------------------------------------------

2004         $ 20,000        $ 15,863           $ 11,016            $ 13,028
2003         $ 22,981        $ 17,247           $ 11,699            $ 13,598
2002         $ 18,382        $ 15,139           $ 10,017            $ 11,621


                           Deferred Compensation Plan

           Mr. Ingstad     Mr. Bartling       Mr. Cracker          Mr. Nelson
--------------------------------------------------------------------------------

2004         $ 13,949        $ 9,227            $   3,304           $ 5,571
2003         $ 13,700        $ 8,768            $   2,284           $ 3,499
2002         $ 11,486        $ 7,351            $   3,681           $ 2,412

Employee Stock Ownership Plan with 401(k) Provisions

We sponsor an employee stock ownership plan with 401 (k) provisions for all eligible employees meeting certain age and service requirements. We match employee contributions up to 6% of total compensation per employee, at a rate of 50% of the employee contributed amount. Additionally, we may make discretionary profit-sharing contributions to the plan. Total annual contributions, however, cannot exceed the amount that can be deducted for federal income tax purposes. Participants may direct investment of the funds they have contributed to their individual accounts under the plan utilizing several fixed income and equity investment options. A portion of the discretionary profit-sharing contributions we make may be directed for investment in shares of our common stock.

Our 2004 matching and profit-sharing contributions for the employees totaled $327,040. The specific amounts contributed for the benefit of the executive officers are included in the Summary Compensation Table above.

Performance Incentive Plans

Performance Incentive Plan for Executive Officers and Senior Management. In 2004, the Compensation and Corporate Governance Committee approved a performance incentive plan for our executive and senior officers. Under the plan, each executive and senior officer is eligible for a year-end cash performance incentive bonus equal to 10% of his or her salary if we achieve specific annual performance goals. The maximum annual payment under this cash performance incentive plan is 15% of salary for substantially exceeding the established goals. Amounts paid or accrued under this incentive plan totaled $84,645 for 2004, including an aggregate of $53,212 for executive officers.

Performance  Incentive  Plans for  Officers  and Other  Employees.  We also have performance incentive plans covering our officer level employees as well as other specific employees. These plans encourage improved efficiency and effectiveness of employees by increasing remuneration as a result of attaining individual and organizational goals. Payments made or accrued under these performance incentive plans (separate from the performance incentive plan for executive officers and senior management) totaled $190,913 for 2004.

Executive Employment Agreements

Employment Agreements. Since 1996, we have had employment agreements with our key executive officers. We believe that these agreements help advance our interests by enabling us to attract and retain the services of key executives. We entered into such employment agreements with Messrs. Ingstad, Bartling and Nelson.

Each of the agreements are for a base term of two years and automatically renew for additional two year terms unless 90 days notice of non-renewal is provided to the other party at the end of each term. If an executive's employment is terminated prior to the expiration of the agreement, such executive's employment agreement is not renewed, or if such executive is constructively discharged, the executive is entitled to a severance benefit of: (1) twelve months base salary;
(2) any vacation pay accrued but not yet taken; (3) an amount equal to the average amount paid to the executive during the last three years under the performance incentive plan described above; and (4) reimbursement of a portion of medical premiums paid by the executive such that the same "cost-sharing" basis provided at the date of termination is maintained for a one-year period.

Under each of the employment agreements, we will pay supplemental compensation to mitigate the effects of any excise taxes applicable to executive employment payments. Additionally, the agreements include a covenant limiting the executives' ability to compete with us within an area encompassing a 50-mile radius of any of our offices for a period of two years after the executive's employment.

Change in Control Agreements. Since 1996, we have also had change in control agreements with Mr. Ingstad and Mr. Bartling. Upon a change in control, the agreements provide that we must retain the executive for three years after the effective date or until the executive's normal retirement date, whichever is earlier. If an executive is terminated or constructively discharged following a change in control, the executive is entitled to the following for the remainder of the employment term: (1) base salary; (2) payments under the performance incentive plan; (3) perquisites to which the executive was entitled on the date of the change in control; (4) continued coverage under the health, life, disability and other plans available to employees on the date of the change in control; (5) accrued and unpaid vacation pay; (6) contributions for benefits expected to be made to our retirement plans; and (7) full vesting under our compensation or benefit plans. If the change in control agreements were triggered as of the date of this proxy statement and the executives were terminated we would owe Mr. Ingstad approximately $735,000 and Mr. Bartling approximately $580,000 pursuant to the agreements. This is in addition to amounts we may owe pursuant to other agreements or plans.

The agreements define a change in control to be when a third party becomes the beneficial owner of at least 35% of our common stock; at least two-thirds of the members of the board of directors, as of the date the change in control agreement was entered into, cease to be directors (unless such other directors are approved with a vote of at least 75% of shareholders); or a change in control occurs that would have to be reported on a Current Report on Form 8-K under the rules of the Securities Exchange Act of 1934.

Deferred Compensation Agreements

We have also entered into deferred compensation agreements with many of our directors and all of our executive officers listed in the Executive Compensation section of this proxy statement. Pursuant to the agreements, directors and executive officers may defer a portion of their compensation each year. Additionally, we have historically matched up to 50% of an executive officer's deferral if the officer meets certain performance goals established annually by the board. In 2004, based on our record financial performance, the Human Resource and Compensation Committee approved a 60% match of each executive officer's deferral amount. We have purchased various life insurance contracts to partially fund the liabilities created by the agreements. Interest on deferrals is computed at an annual rate equal to the taxable equivalent rate (determined using Iowa First's highest marginal tax bracket) of the highest yielding insurance contracts we purchased to fund the deferred compensation agreements. At December 31,2004 the rate was 9.00%. Under the agreements, the director or officer will receive the deferral balance in 180 equal monthly installments. During the year ended December 31, 2004, we expensed $175,000 related to the agreements. As of December 31,2004, the liability related to the agreements totaled $669,000.

Stock Incentive Plans

We do not maintain any stock incentive plans, and, accordingly, we do not issue any options, shares of restricted stock, stock appreciation rights or other stock based incentives other than our employee stock ownership plan with 401 (k) provisions.

Report  of  the  Human   Resource  and   Compensation   Committee  on  Executive
Compensation

The report of the Human Resource and Compensation Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Iowa First specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

General. The Human Resource and Compensation Committee is responsible for setting the salaries and overall compensation of the Chief Executive Officer, as well as the other executive officers. Ms. White was the chairperson of the committee and Messrs. Emmert, Housley and McAvoy were members in 2004 and each is expected to remain on the committee through 2005. Each of the members is considered to be "independent" according to the Nasdaq listing requirements. The committee's responsibilities and functions are further described in its charter, which is available on our website at www.fnbmusc.com

Compensation Overview. We are committed to providing a total compensation program that supports our long-term business strategy and performance culture. In establishing executive compensation, we generally divide compensation into three separate components - salary, cash bonus and deferred compensation. These components are intended to work together to compensate the executive fairly for his or her services and reward the executive officer based upon our overall performance during the year. In reviewing and establishing an executive's compensation, the committee considers and evaluates all components of the executive officer's total compensation package. This involves reviewing the executive's salary, bonus, perquisites, participation in our employee stock ownership plan with 401 (k) provisions, payments due upon retirement or a change in control, if any, and all other payments and awards that the executive officer earns. We do not offer stock-based incentive compensation other than our employee stock ownership plan with 401 (k) provisions.

The general philosophy in making decisions regarding the compensation of the executive officers, after taking into account an examination of compensation at other similarly situated financial institutions, is as follows:

o to provide incentives for executive officers to work toward achieving successful annual results and strategic objectives;

o    to provide reward for achievement of superior performance;

o    to  provide   market  based   compensation   to  help  recruit  and  retain
     professionals  of exceptional  quality;

o to link executive compensation rewards to increases in shareholder value, as measured by favorable long-term results and continued strengthening of Iowa First's financial condition; and

o to provide flexibility to recognize, differentiate, and reward individual performance.

Base Salary. The committee reviews each executive officer's base salary on an annual basis. Generally, the executive officers' salaries may be adjusted, either up or down, to reflect the individual's performance as well as Iowa First's financial performance, including net income, return on average equity, earnings per share, total shareholder return asset quality, and asset growth. However, Mr. Ingstad, Mr. Bartling and Mr. Nelson have employment agreements that provide their salaries may be increased, but not decreased, after our review. Additionally, base salaries are determined by examining, among other things, the executive officer's level of responsibility, prior experience and time as an employee with us. When measuring individual performance, the committee considers the individual's efforts in achieving established financial and business objectives, managing and developing employees and enhancing long-term relationships with customers. All of the factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

Cash Bonus. We also believe that providing bonuses based on corporate and individual performance is an effective way to incent our employees as well as to retain them for the future. Executive officer bonuses paid in 2004 were based upon a combination of organization wide and individual performance criteria. As described in this proxy statement, we maintain performance incentive plans, one of which is formula driven, covers executive and senior officers, and is based upon meeting certain predetermined financial goals, including goals for net income, shareholder return, asset quality, efficiency, and asset growth. The other performance incentive plans are intended to reward officers and selected other employees for attaining individual and company goals.

Deferred Compensation. Each executive officer also is a party to deferred compensation agreements that allow them to defer a portion of their compensation each year. As described above, we may match a portion of the amount deferred by the executive officer if the officer meets certain performance goals. We believe that this deferred compensation feature provides a reasonable reward for individual performance as well as serves as a tool to retain high quality executives.

We also maintain an employee stock ownership plan with 401 (k) provisions. This allows participants to redirect a portion of their regular basic compensation into a tax-deferred trust, subject to limitations imposed by the Internal Revenue Code. We match 50% of a participant's deferrals into the plan, limited up to 6% of each participant's salary. Additionally, we may make discretionary profit sharing contributions into the plan. The primary factor determining whether we will make profit sharing contributions for a year is the financial performance of Iowa First. A portion of these profit sharing contributions may be directed for investment in shares of our common stock.

Chief Executive Officer's Compensation. Scott Ingstad, our President and Chief Executive Officer, is a party to an employment agreement that was approved in 1996 by our board of directors. The terms of the employment agreement were established through negotiations with Mr. Ingstad and reflect our belief and confidence in Mr. Ingstad's skill and expertise in serving as our Chief Executive Officer. During its review of Mr. Ingstad's compensation for 2004, the committee reviewed Iowa First's general performance, including earnings per share, return on average equity, strength of the balance sheet, as well as the overall return to shareholders, including dividends paid and changes in the fair market value of our common stock. The committee also assessed Mr. Ingstad's effectiveness in leadership and communication skills, as demonstrated by the level at which the subsidiary banks attained their targets for earnings and asset quality, and the effectiveness of the strategic and operating planning process. During 2003, our earnings per share decreased 8.5%, cash dividends declared per share resulted in a yield on beginning of the year price of 3.6%, total average assets grew 1.4%, total shareholder return was over 13.5% and return on average equity was 12.9%.

As a result of Mr. Ingstad's individual performance as well as our financial results, the committee approved a base salary of $181,000 for Mr. Ingstad in 2004. Additionally, Mr. Ingstad also received other compensation of $33,949, which included our matching and profit sharing contributions of $20,000 pursuant to the KSOP. Also included was $13,949 for matching and interest earnings in excess of 120% of the long-term federal funds rate at the beginning of the plan year pursuant to his deferred compensation agreement. Because we met our financial performance goals, Mr. Ingstad also received a bonus of $19,007 under our performance incentive plan.

Additionally, the committee monitors the change in control payments that executives may be entitled to receive. As of the date of this proxy statement, in the event of a change in control resulting in Mr. Ingstad's termination of employment, he would be entitled to receive approximately $735,000 from us as a result of the provisions under his change in control agreement.

Compliance  with Section  162(m) of the Internal  Revenue Code of 1986.  Section
162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to our Chief Executive Officer and any of the four other highest paid officers, to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as "performance based compensation." Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. We believe performance based compensation is an important tool to provide incentive to senior executives, matching their compensation levels to our performance. Accordingly, performance based compensation comprises a portion of the compensation package for our senior executives. This also has the effect of preserving the deduction that might otherwise be affected by the $1.0 million limit.

Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Conclusion. The committee believes these executive compensation policies and programs described above effectively serve the interests of shareholders of Iowa First. The committee believes these policies motivate executives to contribute to our overall future success, thereby enhancing the value of Iowa First for the benefit of all shareholders. The committee believes that the benefits provided through the performance incentive plans more closely align the interest of the officers and the shareholders and provide additional incentives for the officers which directly benefit the shareholders.

                   Human Resources and Compensation Committee:

                         Beverly J. White (Chairperson)
                                 Larry L. Emmert
                                David R. Housley
                                Victor G. McAvoy

Compensation Committee Interlocks and Insider Participation

During  2004,  none  of  the  directors   serving  on  the  Human  Resource  and
Compensation Committee was an officer or employee of Iowa First or its subsidiaries, and none of these individuals was a former officer or employee of either organization. In addition, during 2004 no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our compensation committee was engaged as an executive officer.

                          STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Iowa First specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The graph below compares cumulative total return of Iowa First's common stock with the Russell 2000 Stock Index and a peer group index. The peer group index is comprised of the CoreData Financial Index for the stocks of banks and bank holding companies selected by Iowa First as a peer group (representing twenty-one companies each with total assets under, or slightly over, one billion dollars). In our opinion, this index, which includes mainly smaller, thinly traded banking companies, affords a representative and meaningful comparison with Iowa First. Our common stock is thinly traded on the over-the-counter bulletin board and is not listed on any stock market exchange. The price used for our common stock in the chart is the greater of the year-end bid price supplied by one of the brokerage firms which acts as a market maker for Iowa First or the annual appraisal price supplied by an independent appraiser. The chart assumes an investment of $100 on January 1, 2000, in the common stock of Iowa First, the Russell 2000 Stock Index and the peer group index described above. Each year's performance is for the twelve months ended December 31. The overall performance assumes dividend reinvestment throughout the period. The data points used in the omitted graph are as follows:


                Comparison of Five Year Cumulative Total Return
                 Among the Company, the Russell 2000 Index and
                               a Small Bank Index

                             12/31/1999   12/31/2000   12/31/2001    12/31/2002    12/31/2003    12/31/2004
                             ------------------------------------------------------------------------------
Iowa First Bancshares Corp.   $100.00      $ 84.59       $ 88.94       $109.56       $124.41       $157.99
Peer Group Index Small
   Banks ..................    100.00        80.09        100.28        120.74        156.68        182.81
Russell 2000 Index ........    100.00        95.68         96.66         75.80        110.19        129.47

                             AUDIT COMMITTEE REPORT

The report of the Audit Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Iowa First specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter adopted by the board of directors, the Audit Committee assists the board of directors in fulfilling its responsibilities to stockholders concerning Iowa First's financial reporting and internal controls, and facilitates open communication among the Audit Committee, board of directors, outside auditors, and management. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with Iowa First's management and independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

In connection with the audited financial statements for 2004, the committee met with the independent auditor, and discussed issues deemed significant by the auditor, including those required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the committee discussed with the independent auditor its independence from Iowa First and its management, including the matters in the written disclosures required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the auditor's independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in Iowa First's Annual Report on Form 1O-K for the year ended December 31,2004, for filing with the Securities and Exchange Commission.

As discussed under "Corporate Governance and the Board of Directors" in this proxy statement, the board has determined that each member of the Audit Committee is financially literate and "independent" under the regulations set forth by Nasdaq Stock Market, Inc. Also, Mr. Heckman has been determined by the board to be an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

This report submitted by the Audit Committee:

                          Donald R. Heckman (Chairman)
                              John "Jay" S. McKee
                                Beverly J. White

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2004, the First National Bank of Muscatine and First National Bank in Fairfield had extended, and we expect to continue to extend, loans to our directors and officers and to their related interests. Such loans were, and will continue to be, made only upon the same terms, conditions, interest rates, and collateral requirements as those prevailing at the same time for comparable loans extended from time to time to other, unrelated borrowers. Loans to directors and officers do not and will not involve greater risks of collectibility, or present other unfavorable features, than loans to other borrowers.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Shareholders are also being asked to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2005. If the appointment of McGladrey & Pullen, LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and board of directors. A representative of McGladrey & Pullen, LLP is expected to be present at the annual meeting.

Following is a summary of fees for professional services billed by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).

Accountant Fees

Audit Fees. The aggregate amounts of fees billed by McGladrey & Pullen, LLP for its audit of Iowa First's annual financial statements for 2004 and 2003 and for its required reviews of our unaudited interim financial statements included in our Form 10-0s filed during fiscal 2004 and 2003 were $99,270 and $83,722.

Audit Related Fees. The aggregate amounts of audit related fees billed by McGladrey & Pullen, LLP for 2004 and 2003 were $6,370 and $5,714. The majority of these services were related to professional services rendered for the audit of the employee benefit plan (KSOP).

Tax Fees. The aggregate amounts of tax related services billed by RSM McGladrey, Inc. for 2004 and 2003 were $22,500 and $6,999, for professional services rendered for tax compliance, tax consulting and tax planning. The services provided included assistance with the preparation of Iowa First's original and amended tax returns.

All Other Fees. The aggregate amounts of all other fees billed by RSM McGladrey, Inc. and McGladrey & Pullen, LLP for 2004 and 2003 were $185,887 and $39,093. Other services consisted primarily of consulting services related to network administration support and consulting related to internal controls.

The Audit Committee, after consideration of the matter, does not believe the rendering of these services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. to be incompatible with maintaining McGladrey & Pullen, LLP's independence as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by McGladrey & Pullen, LLP and RSM McGladrey, Inc. These services include audit and audit-related services, tax services, and other services. McGladrey & Pullen, LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by McGladrey & Pullen, LLP and RSM McGladrey, Inc. in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our Annual Report to Shareholders for the 2004 fiscal year, which also includes the majority of our Annual Report on Form 1O-K for the fiscal year ended December 31, 2004 (including financial statements), accompanies this Proxy Statement.

        IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that allow us to deliver a single annual report and proxy statement to a household at which two or more security holders reside and whom we believe are members of the same family. Accordingly, such households will receive only one copy of the Annual Report to Shareholders and Proxy Statement or any other information statement unless we receive instructions that you prefer multiple mailings. However, these households will continue to receive individual proxy cards for each registered shareholder account. If you prefer to receive copies of the above documents for each registered shareholder account, please contact our stock transfer agent, UMB Bank, NA, toll-free at: 1-800-884-4225. It may take up to 30 days for you to begin receiving separate mailings if you choose that alternative.



                                           /s/  D. Scott Ingstad
                                           -------------------------------------
                                           D. Scott Ingstad
                                           Chairman of the Board
                                           President and Chief Executive Officer



March 18,2005
Muscatine, Iowa


                       ALL SHAREHOLDERS ARE URGED TO SIGN
                        AND MAIL THEIR PROXIES PROMPTLY